Inuvo Reports Full Year 2015 Revenue of $70.4 Million, Up 42%; Fourth Quarter Revenue Totaled $21 Million, Up 36%

Little Rock, AR, February 3, 2016 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced revenue of $70.4 million for the year ended December 31, 2015, an increase of 42% over the prior year. Revenues totaled $21 million in the fourth quarter of 2015 compared to $15.5 million in the same quarter last year, a 36% increase. Net income for the year ending December 31, 2015 was up 11% year over year to $2.3 million or $0.10 per diluted share compared to $2.1 million or $0.09 per diluted share last year. Net income in the fourth quarter of 2015 was $617,000 or $0.03 per diluted share compared to $645,000 or $0.03 per diluted share in the same quarter of 2014.

“We are proud of what we accomplished in 2015 both financially and operationally. We exceeded our 2015 targets, growing revenue 42%, free cash flow 48% and net income 11%” stated Rich Howe, Chairman and CEO of Inuvo. “It is worth noting that we accomplished these financial goals while also continuing to make growth oriented investments in product, technology, people and marketing and repaying all of our bank debt. January 2016 unaudited revenue exceeded $6.5 million, which is well above last year.”

Full Year 2015 Financial Highlights

•	Revenue was up 42% to $70.4 million from $49.6 million in 2014.

◦	Partner Network revenue was up 18% to $30.3 million compared to $25.7 million in 2014.

◦	Owned and Operated Network revenue was up 68% to $40.1 million from $23.9 million in 2014.

•	GAAP net income was up 11% to $2.3 million or $0.10 per diluted share from $2.1 million or $0.09 per diluted share in 2014.

•	Adjusted EBITDA, a non-GAAP measure, was $4.7 million or $0.19 per diluted share.

•	Free cash flow, a non-GAAP measure increased 48% to $4.6 million compared to $3.1 million in 2014.

Fourth Quarter 2015 Financial Highlights

•	Revenue was up 36% to $21 million from $15.5 million in 2014.

o	Partner Network revenue was $6.2 million compared to $7.6 million.

o	Owned and Operated Network revenue was up 87% to $14.8 million from $7.9 million.

•
Net income was $617,000 or $0.03 per diluted share compared to $645,000 or $0.03 per diluted share in the same quarter last year. Adjusted EBITDA, a non-GAAP measure, was $1.6 million or $0.06 per diluted share.

•	All bank debt has been repaid with a balance of zero at December 31, 2015 compared to $3.6 million at December 31, 2014.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. Both segments utilize the company’s ad delivery software as a service (SaaS) technologies.

Three-month financial results for the period ended December 31, 2015
Net revenues for the three months ended December 31, 2015, were $21 million compared to $15.5 million for the three months ended December 31, 2014. Revenue in our Partner Network was $6.2 million in the fourth quarter of 2015 compared to $7.6 million in the same quarter last year. The reason for the decline is partially due to the exclusion of revenue from Partner Network sites acquired by the Company earlier in 2015 which is now accounted for in the Owned and Operated Network. Revenue in our Owned and Operated Network was $14.8 million in the fourth quarter of 2015 compared to $7.9 million in the same quarter last year. The increased revenue in this segment is from additional advertisements served to a growing user base of our owned and operated web properties. The increase in advertisements served and users was due in part to increased marketing of our owned and operated web properties, expanded verticals and content, and contribution from former Partner Network sites that the Company acquired. Operating expenses increased from $8.4 million in the fourth quarter of 2014 to $15.6 million in the same quarter this year, due primarily to higher marketing expenses commensurate with growth within the Owned and Operated segment.

For the quarter ended December 31, 2015, net income was $617,000 or $0.03 per diluted share compared to $645,000, or $0.03 per diluted share, for the quarter ended December 31, 2014.

For the quarter ended December 31, 2015, Adjusted EBITDA, a non-GAAP measure was $1.6 million compared to $1.8 million in the fourth quarter of 2014.

Balance Sheet as of December 31, 2015
Cash and cash equivalents totaled $4.3 million at December 31, 2015. All bank debt was repaid and reduced to zero at December 31, 2015 from $3.6 million at December 31, 2014.

Conference Call Information
Date: Wednesday, February 3, 2016
Time: 4:15 p.m. EST
Domestic Dial-in number: 1-888-427-9419
International Dial-in number: 1-719-457-2628
Live webcast: http://public.viavid.com/index.php?id=117900
In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through February 17, 2016. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 5799547 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves billions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app at http://apple.co/1glLIGD for Apple iPhone or http://bit.ly/1G5f3K4 for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald or Valter Pinto
914-669-0222
alan@CapMarketsGroup.com

INUVO, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Net revenue	$21,035,307	$15,509,725	$70,438,116	$49,599,486
Cost of revenue	4,683,604	6,170,912	23,721,996	20,424,561
Gross profit	16,351,703	9,338,813	46,716,120	29,174,925
Operating expenses
Marketing costs	12,665,251	5,894,467	34,324,646	17,450,199
Compensation	1,525,564	1,399,269	5,598,804	4,830,505
Selling, general and administrative	1,431,584	1,151,308	4,645,697	4,397,212
Total operating expenses	15,622,399	8,445,044	44,569,147	26,677,916
Operating income	729,304	893,769	2,146,973	2,497,009
Interest expense, net	(29,637)	(65,252)	(141,311)	(351,225)
Income from continuing operations before taxes	699,667	828,517	2,005,662	2,145,784
Income tax benefit (expense)	(78,942)	(75,698)	300,143	-
Net income from continuing operations	620,725	752,819	2,305,805	2,145,784
Net income (loss) from discontinued operations	(3,663)	(107,629)	33,969	(40,670)
Net income	617,062	645,190	2,339,774	2,105,114
Earnings per share, basic and diluted
From continuing operations	$0.03	$0.03	$0.10	$0.09
From discontinued operations	-	-	-	-
Net income	$0.03	$0.03	$0.10	$0.09
Weighted average shares outstanding
Basic	24,369,049	23,601,582	24,249,852	23,527,872
Diluted	24,872,663	24,459,172	24,539,555	24,145,823

By Segment:
Net revenue
Partner Network	$6,199,673	$7,575,535	$30,298,532	$25,686,241
Owned and Operated Network	14,835,634	7,934,190	40,139,584	23,913,245
Total	$21,035,307	$15,509,725	$70,438,116	$49,599,486
Gross profit
Partner Network	$1,534,540	$1,429,916	$6,645,590	$5,454,901
Owned and Operated Network	14,817,163	7,908,897	40,070,530	23,720,024
Total	$16,351,703	$9,338,813	$46,716,120	$29,174,925

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA” and “Free Cash Flow.”

Adjusted EBITDA and Free Cash Flow are not measures of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA and Free Cash Flow are useful to investors in evaluating the Company’s performance because Adjusted EBITDA and Free Cash Flow are commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA and Free Cash Flow offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

INUVO, INC.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Income from continuing operations before taxes	$699,667	$828,517	$2,005,662	$2,145,784
Interest expense, net	29,637	65,252	141,311	351,225
Depreciation	266,327	230,303	882,105	955,534
Amortization	234,294	198,501	925,245	794,004
Stock-based compensation	321,726	333,148	707,544	991,948
Severances and other non-recurring, non-cash items	-	120,000	-	246,017

Adjusted EBITDA	$1,551,651	$1,775,721	$4,661,867	$5,484,512

Reconciliation of Net Income from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance and other non-recurring, noncash expense. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

INUVO, INC.
RECONCILIATION OF NET INCOME TO FREE CASH FLOW
(Unaudited)
	For the Years Ended December 31
	2015	2014
Operating activities:
Net income	$2,339,774	$2,105,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,807,350	1,749,538
Stock based compensation	707,544	991,948
Amortization of financing fees	19,804	28,863
Settlement of tax liability and deferred income taxes	(159,353)	-
Adjustment of European liabilities related to discontinued operations	(59,751)	(2,494)
(Recovery) Provision of doubtful accounts	(6,036)	23,877
Net change in operating assets and liabilities	1,456,941	(953,053)
Net cash provided by operating activities	6,106,273	3,943,793
Investing activities:
Purchases of equipment and capitalized development costs	(1,525,888)	(839,867)
Net cash used in investing activities	(1,525,888)	(839,867)

Free cash flow	$4,580,385	$3,103,926

Reconciliation of Net Income to Free Cash Flow

We present Free Cash Flow as a supplemental measure of our performance. We defined Free Cash Flow as GAAP net income plus (i) adjustments to reconcile net income to net cash provided by operating activities and (ii) purchases of equipment and capitalized development costs. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Free Cash Flow, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.